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                                                       Exhibit 10.9


                           CREDIT SUPPORT AGREEMENT

This Credit Support Agreement (the "Agreement") is made as of July 14, 2000 by and between

1.TOYOTA MOTOR CORPORATION, a Japanese corporation having its principal office at 1, Toyota-cho, Toyota City, Aichi Prefecture, Japan (the "TMC");

AND

2.TOYOTA FINANCIAL SERVICES CORPORATION, a Japanese corporation having its principal office at 23-22, Izumi 1-chome, Higashi-ku, Nagoya City, Aichi Prefecture, Japan (the "TFS").

WHEREBY it is agreed as follows:

1.TMC will, directly or indirectly, own all of the outstanding shares of the capital stock of TFS and will not directly or indirectly pledge or in any way encumber or otherwise dispose of any such shares of stock so long as TFS has any outstanding bonds, debentures, notes and other investment securities and commercial paper (hereafter "Securities", which shall include, except for the purpose of clause 3, any securities issued by the subsidiaries or affiliates of TFS in respect of which TFS has guarantee or credit support obligations), unless required to dispose of any or all such shares of stock pursuant to a court decree or order of any governmental authority which, in the opinion of counsel to TMC, may not be successfully challenged.

2.TMC will cause TFS and TFS's subsidiaries, if any, to have a consolidated tangible net worth, as determined in accordance with generally accepted accounting principles in Japan and as shown on TFS's most recent audited annual consolidated balance sheet, of at least JPY 10,000,000 so long as Securities are outstanding. Tangible net worth means the aggregate amount of issued capital, capital surplus and retained earnings less any intangible assets.

3.If TFS at any time determines that it will run short of cash or other liquid assets to meet its payment obligations in respect of any Securities or obligation under any guarantee and credit support agreements then or subsequently to mature and that it shall have no unused commitments available under its credit facilities with lenders other than TMC, then TFS will promptly notify TMC of the shortfall and TMC will make available to TFS, before the due date in respect of such obligations, funds sufficient to enable it to pay such payment obligations in full as they fall due. TFS will use such funds made available to it by TMC solely for the payment of such payment obligations when they fall due.

4.This Agreement is not, and nothing herein contained and nothing done by TMC pursuant hereto shall be deemed to constitute a guarantee, direct or indirect, by TMC of any Securities.


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5.This Agreement may be modified or amended only by the written agreement of
TMC and TFS unless any holder of Securities has made a claim against TMC pursuant to clause 7, in which case any modification or amendment shall be subject to the consent of such a holder. No such modification or amendment shall have any adverse effect upon any holder of any Securities outstanding at the time of such modification or amendment. Either TMC or TFS will provide written notice to the other, with a copy to each statistical rating agency that, upon the request of TFS or TMC, has issued a rating in respect of TFS or any Securities (hereafter a "Rating Agency"), 30 days prior to such proposed modification or amendment.

6.Either TMC or TFS may terminate this Agreement upon 30 days written notice to the other, with a copy to each Rating Agency, subject to the limitation that termination will not take effect until or unless (i)all Securities issued on or prior to the date of such termination notice have been repaid or
(ii)each Rating Agency has confirmed to TFS that the debt ratings of all such Securities will be unaffected by such termination.

7.This Agreement is executed for the benefit of the holders of Securities and such holders may rely on TMC's observance of the provisions of this Agreement.

TMC and TFS hereby agree that the holders of Securities shall have the right to claim directly against TMC to perform any of its obligations under this Agreement. Such claim shall be made in writing with a declaration to the effect that such a holder will have recourse to the rights given under this Agreement. If TMC receives such a claim from any holder of Securities, TMC shall indemnify, without any further action or formality, such a holder against any loss or damage arising out of or as a result of the failure to perform any of its obligations under this Agreement. The holder of Securities who made the claim may enforce such indemnity directly against TMC. In relation to any Securities in respect of which a trustee has been appointed to act for the holders of such Securities, such trustee may make the above mentioned claim in favor of the holders of Securities directly against TMC and, where appropriate, it may enforce the indemnity against TMC in favor of such holders. Provided that, if the trustee, having become bound to proceed directly against TMC, fails to do so within a reasonable period thereafter to protect the interests of the holders of such Securities, and such failure shall be continuing, the holders of such Securities may take actions available under this clause.

8.This Agreement shall be governed by, and construed in accordance with, the laws of Japan. TMC and TFS hereby irrevocably submit to the jurisdiction of the Tokyo District Court over any action or proceeding arising out of this Agreement.



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IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.



                                      TOYOTA MOTOR CORPORATION

                                      By:/s/ Fujio Cho
                                         -------------
                                      Name:  Fujio Cho
                                      Title: Representative Director



                                      TOYOTA FINANCIAL SERVICES CORPORATION

                                      By:/s/ Hideto Ozaki
                                         ----------------
                                      Name:  Hideto Ozaki
                                      Title: Representative Director